Exhibit 99(a)
news release

—AT THE COMPANY—
Lynn Afendoulis
Director, Corporate Communications
(616) 365-1502
FOR IMMEDIATE RELEASE
WEDNESDAY, July 15, 2009
Universal Forest Products, Inc. reports 2nd quarter EPS of $0.83, up 36% over 2008
- Posts increase in net earnings despite drop in sales -
- Strong cash flow allows company to reduce its debt to $55.5 million and build available cash to nearly $33 million -
GRAND RAPIDS, Mich., July 15, 2009 — Universal Forest Products, Inc. (Nasdaq: UFPI) today announced second-quarter 2009 results, including net earnings of $16.1 million, which compares to net earnings of $11.7 million for the same period last year. Diluted earnings per share for the second quarter were $0.83, up from $0.61 for the same period last year. Net sales for the second quarter were $514.9 million, down from $708.5 million for the same period of 2008, reflecting a continued weak economy and a soft lumber market.
The Company’s balance sheet reflects a significant improvement in its debt. At the end of June 2008, the Company had debt and amounts outstanding under its sale of receivables agreement totaling $228 million. Strong cash flow, resulting from its efforts to manage its inventory and receivables and to continuously improve operations and reduce costs, allowed the Company to report total debt of $55.5 million and available cash of $32.6 million at the end of June 2009. Improved purchasing practices, lower fuel costs, and improved labor and overhead costs as a result of earlier decisions to consolidate and right-size operations are among the factors that helped to enhance profitability.
“We are pleased that our strategies coupled with the often-difficult decisions we made in recent years to size our operations to our business are paying off,” said CEO Michael B. Glenn. “We believe that our shareholders will be pleased with the state of our balance sheet and our ability to generate strong cash flow that allowed us to nearly erase our debt. The fundamentals of our company remain strong and we are well-positioned to take advantage of opportunities that arise in the marketplace.”
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UNIVERSAL FOREST PRODUCTS, INC.

The Company’s sales in all four markets continue to be negatively affected by weak demand, as well as depressed lumber prices. The year-to-date composite lumber price was 22% lower for the second quarter 2009 than the same period last year. By market, Universal posted the following gross sales results for the second quarter:
Do-It-Yourself/retail: $291.5 million, a decrease of 13.5% from the same period of 2008. The Company picked up market share by adding new products and gaining additional customer locations. While this market is expected to remain weak through 2009, the long-term outlook is favorable and forecasts call for growth beginning in 2010. The Company remains a strong and critical supplier of lumber products to big-box and independent retailers. It is confident that significant opportunities exist for growth and profitability for its consumer products, including lawn and garden products and wood-alternative decking and railing products.
Industrial packaging/components: $131.3 million, a decrease of 23.8% from 2008. These results reflect a continued decline in demand for packaging, due to the weak economy. The Company believes the opportunity remains strong as it continues to consolidate this fragmented market, add new customers and products, and grow its reach in concrete forming. The industrial market provides opportunities for Universal to leverage its engineering, production and logistics capabilities and its national footprint to become the supplier of choice for industrial packaging and concrete forming products.
Site-built construction: $60.8 million, a decrease of 54.0% from the same period of 2008. Total housing starts declined 50% for the first five months of 2009 compared to the first five months of 2008. April 2009 starts were down 54% from April 2008; May 2009 housing starts were down 44% from May 2008, the most recent statistics available. Price pressure continues to be an impediment to significant market share gains. The Company remains focused on growing its status as a preferred supplier, given its strong financial position in an arena where many suppliers are facing financial difficulties, and on providing best-of-class products and service to its customers.
Manufactured housing: $44.7 million, a decrease of 46.9% from 2008. These results reflect a nearly 46% decrease in HUD-code shipments for the first five months of 2009 compared to the first five months of 2008, as well as a decrease in shipments of more than 46% in April 2009 from April 2008, and a 45% decrease in May 2009 from May 2008, the most recent statistics available. Universal believes improved financing opportunities and a recovering housing market will lead to improved sales results in this market.
“Our people worked hard to allow us to be profitable in the worst recession and market conditions in our history,” Glenn added. “I’m proud of our accomplishments. While we still have a rough road ahead of us, I look forward to the eventual return of the economy, which will allow us to unleash the full power of our company, people and strategies.”
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UNIVERSAL FOREST PRODUCTS, INC.

OUTLOOK
The Company expects the current challenging conditions to prevail through 2009; however, its strong financial position, solid business model and diverse business opportunities position it better than most to endure challenging times. The Company believes that current economic conditions and uncertainties limit its ability to provide meaningful guidance for ranges of likely financial performance and has chosen to cease the practice of providing guidance for the foreseeable future.
CONFERENCE CALL

Universal Forest Products will conduct a conference call to discuss information included in this news release and related matters at 8:30 a.m. ET on Thursday, July 16, 2009. The call will be hosted by Executive Chairman William G. Currie, CEO Michael B. Glenn and CFO Michael Cole, and will be available for analysts and institutional investors domestically at (800) 561-2693 or internationally at (617) 614-3523. Use conference pass code 52787605. The conference call will be available simultaneously and in its entirety to all interested investors and news media through a webcast at http://www.ufpi.com. A replay of the call will be available through Saturday, Aug. 15, 2009, domestically at (888) 286-8010 and internationally at (617) 801-6888. Use replay pass code 36010173.
UNIVERSAL FOREST PRODUCTS, INC.
Universal Forest Products, Inc. is a holding company that provides capital, management and administrative resources to subsidiaries that design, manufacture and market wood and wood-alternative products for DIY/retail home centers and other retailers, structural lumber products for the manufactured housing industry, engineered wood components for the site-built construction market, and specialty wood packaging and components for various industries. The Company’s consumer products subsidiary offers a large portfolio of outdoor living products, including wood composite decking, decorative balusters, post caps and plastic lattice, and its garden group offers an array of products, such as trellises and arches, to retailers nationwide. Universal’s subsidiaries also provide framing services for the site-built market and forming products for concrete construction. The 54-year-old company is headquartered in Grand Rapids, Mich., with facilities throughout North America. For more about Universal Forest Products, go to www.ufpi.com.
Please be aware that: Any statements included in this press release that are not historical facts are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are based on the beliefs of the Company’s management as well as on assumptions made by, and information currently available to, the Company at the time such statements were made. The Company does not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made. Actual results could differ materially from those included in such forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainty. Among the factors that could cause actual results to differ materially from forward-looking statements are the following: adverse lumber market trends, competitive activity, negative economic trends, government regulations and weather. Certain of these risk factors and additional information are included in the Company’s reports on Form 10-K and 10-Q on file with the Securities and Exchange Commission.
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UNIVERSAL FOREST PRODUCTS, INC.

CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)
FOR THE SIX MONTHS ENDED
JUNE 2009/2008

	Quarter Period				Year to Date
(In thousands, except per share data)	2009		2008		2009		2008

NET SALES	$514,945	100%	$708,485	100%	$876,667	100%	$1,197,997	100%

COST OF GOODS SOLD	432,460	84.0	623,607	88.0	747,361	85.3	1,058,299	88.3

GROSS PROFIT	82,485	16.0	84,878	12.0	129,306	14.7	139,698	11.7

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	56,020	10.9	61,712	8.7	105,112	12.0	120,256	10.0
NET (GAIN) LOSS ON DISPOSITION OF ASSETS AND OTHER IMPAIRMENT AND EXIT CHARGES	(716)	(0.1)	408	0.1	(1,852)	(0.2)	1,215	0.1

EARNINGS FROM OPERATIONS	27,181	5.3	22,758	3.2	26,046	3.0	18,227	1.5

Interest expense	1,429	0.3	3,290	0.5	2,503	0.3	6,884	0.6
Interest income	(96)	—	(179)	—	(179)	—	(552)	—

	1,333	0.3	3,111	0.4	2,324	0.3	6,332	0.5

EARNINGS BEFORE INCOME TAXES	25,848	5.0	19,647	2.8	23,722	2.7	11,895	1.0

INCOME TAXES	9,393	1.8	7,470	1.1	8,430	1.0	4,120	0.3

NET EARNINGS	16,455	3.2	12,177	1.7	15,292	1.7	7,775	0.6

LESS NET EARNINGS ATTRIBUTABLE TO NONCONTROLLING INTEREST	(367)	(0.1)	(514)	(0.1)	(411)	—	(688)	(0.1)

NET EARNINGS ATTRIBUTABLE TO CONTROLLING INTEREST	$16,088	3.1	$11,663	1.6	$14,881	1.7	$7,087	0.6

EARNINGS PER SHARE — BASIC	$0.84		$0.61		$0.77		$0.37

EARNINGS PER SHARE — DILUTED	$0.83		$0.61		$0.77		$0.37

WEIGHTED AVERAGE SHARES OUTSTANDING	19,241		19,048		19,213		19,022

WEIGHTED AVERAGE SHARES OUTSTANDING WITH COMMON STOCK EQUIVALENTS	19,459		19,267		19,370		19,224
SUPPLEMENTAL SALES DATA

	Quarter Period				Year to Date
Market Classification	2009	%	2008	%	2009	%	2008	%
Do-It-Yourself/Retail	$291,540	55%	$337,061	46%	$459,674	51%	$512,520	42%
Site-Built Construction	60,830	12%	132,085	18%	121,595	14%	239,093	20%
Industrial	131,281	25%	172,285	24%	234,940	26%	311,893	25%
Manufactured Housing	44,668	8%	84,167	12%	81,218	9%	160,609	13%

Total Gross Sales	528,319	100%	725,598	100%	897,427	100%	1,224,115	100%
Sales Allowances	(13,374)		(17,113)		(20,760)		(26,118)

Total Net Sales	$514,945		$708,485		$876,667		$1,197,997

UNIVERSAL FOREST PRODUCTS, INC.

CONSOLIDATED BALANCE SHEETS (UNAUDITED)
JUNE 2009/2008

(In thousands)	2009	2008

ASSETS

CURRENT ASSETS
Cash and cash equivalents	$32,633	$32,483
Accounts receivable	197,901	227,963
Inventories	165,490	222,937
Assets held for sale	3,057	10,334
Other current assets	19,728	34,828

TOTAL CURRENT ASSETS	418,809	528,545

OTHER ASSETS	3,456	7,657
INTANGIBLE ASSETS, NET	177,703	186,664
PROPERTY, PLANT AND EQUIPMENT, NET	235,509	263,635

TOTAL ASSETS	$835,477	$986,501

LIABILITIES AND EQUITY

CURRENT LIABILITIES
Accounts payable	$98,805	$122,345
Accrued liabilities	85,459	89,093
Current portion of long-term debt and capital leases	396	945

TOTAL CURRENT LIABILITIES	184,660	212,383

LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS, less current portion	55,108	177,063
OTHER LIABILITIES	32,512	42,237
EQUITY	563,197	554,818

TOTAL LIABILITIES AND EQUITY	$835,477	$986,501

UNIVERSAL FOREST PRODUCTS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE SIX MONTHS ENDED
JUNE 2009/2008

(In thousands)	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings attributable to controlling interest	$14,881	$7,087
Adjustments to reconcile net earnings to net cash from operating activities:
Depreciation	16,510	19,331
Amortization of intangibles	4,520	4,778
Expense associated with share-based compensation arrangements	1,089	564
Expense associated with stock grant plans	89	85
Deferred income taxes	195	(212)
Net earnings attributable to noncontrolling interest	411	687
Net (gain) loss on sale or impairment of property, plant and equipment	(2,457)	573
Changes in:
Accounts receivable	(59,701)	(83,169)
Inventories	27,980	16,043
Accounts payable	35,576	37,659
Accrued liabilities and other	23,798	22,171
Excess tax benefits from share-based compensation arrangements	(211)	(42)

NET CASH FROM OPERATING ACTIVITIES	62,680	25,555

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant, and equipment	(7,279)	(10,469)
Acquisitions, net of cash received	—	(23,338)
Proceeds from sale of property, plant and equipment	10,241	26,827
Collection of notes receivable	68	448
Advances of notes receivable	(14)	(997)
Insurance proceeds	1,023	—
Other, net	11	(97)

NET CASH FROM INVESTING ACTIVITIES	4,050	(7,626)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net repayments under revolving credit facilities	(30,257)	(28,295)
Repayment of long-term debt	(16,213)	(492)
Borrowings of long-term debt	800	—
Proceeds from issuance of common stock	1,178	805
Additional 5% purchase of Shawnlee	(1,770)	—
Distributions to noncontrolling interest	(170)	(378)
Investment received from minority shareholder	—	419
Dividends paid to shareholders	(1,158)	(1,139)
Excess tax benefits from share-based compensation arrangements	211	42
Other, net	(55)	(13)

NET CASH FROM FINANCING ACTIVITIES	(47,434)	(29,051)

NET CHANGE IN CASH AND CASH EQUIVALENTS	19,296	(11,122)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	13,337	43,605

CASH AND CASH EQUIVALENTS, END OF PERIOD	$32,633	$32,483

SUPPLEMENTAL INFORMATION:
Interest paid	2,790	6,977
Income taxes refunded	(6,050)	(10,330)